Exhibit 2.1

CERTIFICATE OF INCORPORATION

OF

REMEMBRANCE GROUP, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

ARTICLE I

NAME

The name of the corporation is Remembrance Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1201 North Orange Street, Suite 600, Wilmington, New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is Agents and Corporations, Inc.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation is authorized to issue is 20,000,000. All shares shall be Common Stock, par value $0.0001 per share, and are to be of one class.

ARTICLE V

INCORPORATORS

The names and mailing addresses of the incorporators of the Corporation are as follows:

Dennis L. Smith	365 5th Avenue South, Suite 201 Naples, Florida 34102
Michael Margolies	365 5th Avenue South, Suite 201 Naples, Florida 34102
David J. DeCarlo	365 5th Avenue South, Suite 201 Naples, Florida 34102

ARTICLE VI
DIRECTORS

All corporate powers will be exercised by or under the authority of, and the affairs of the Corporation will be managed under the direction of, a Board of Directors. The number of Directors will be as provided in the the Bylaws of the Corporation (the “Bylaws”). The initial Board of Directors shall have three directors, and their names and addresses are as follows:

Dennis L. Smith	365 5th Avenue South, Suite 201 Naples, Florida 34102
Michael Margolies	365 5th Avenue South, Suite 201 Naples, Florida 34102
David J. DeCarlo	365 5th Avenue South, Suite 201 Naples, Florida 34102
Ian M. Beadle	365 5th Avenue South, Suite 201 Naples, Florida 34102
Poul LeMasters	365 5th Avenue South, Suite 201 Naples, Florida 34102

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall indemnify, advance expenses for, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and costs) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal, or modification of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided, however, that any Bylaw provision adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

ARTICLE X
AMENDMENTS

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE XI
EFFECTIVE DATE

This Certificate of Incorporation shall be effective as of February 1, 2020.

[Remainder of Page Left Blank – Signature Page Follows]

The undersigned, being one of the incorporators, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 31st day of January, 2020.

/s/ Dennis L. Smith
DENNIS L. SMITH, Incorporator

/s/ David J. DeCarlo
DAVID J. DECARLO, Incorporator

/s/ Michael Margolies
MICHAEL MARGOLIES, Incorporator

Signature Page to Certificate of Incorporation of Remembrance Group, Inc.

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